EXHIBIT 99.1

Sequential Brands Group Announces Third Quarter Results

•	Q3 revenue of $6.1 million vs. $1.3 million in prior year quarter
•	Q3 adjusted EBITDA of $3.8 million, representing a 63% adjusted EBITDA margin
•	Q3 non-GAAP Net Income of $2.0 million vs. $0.2 million in the prior year quarter
•	Earlier today, Company announced acquisition of The Franklin Mint® brand
•	Increasing forward looking twelve month projected revenue to $28-30 million, operating at 55% adjusted EBITDA margin

NEW YORK, November 4, 2013-- Globe Newswire -- Sequential Brands Group, Inc. (NASDAQ: SQBG) (“Sequential” or the “Company”) today announced financial results for the third quarter ended September 30, 2013.

Third Quarter 2013 Results:

Total revenue for the third quarter ended September 30, 2013 increased to approximately $6.1 million, compared to approximately $1.3 million in the prior year quarter. Adjusted EBITDA for the third quarter was approximately $3.8 million, compared to approximately $0.4 million in the prior year quarter. On a non-GAAP basis, net income for the quarter was approximately $2.0 million, or $0.08 per share, compared to approximately $0.2 million, or $0.07 per share, the prior year quarter. On a GAAP basis, net loss for the quarter was approximately $1.2 million, or ($0.05) per share, compared to a net loss of approximately $0.5 million, or ($0.20) per share, the prior year quarter. See tables below for reconciliation of GAAP to non-GAAP measures.

Yehuda Shmidman, Sequential’s Chief Executive Officer, stated, “It was a busy quarter for Sequential. We raised over $44 million in capital through a private placement, completed the acquisition of the REVO brand and up-listed to NASDAQ. The revenue generated this past quarter from our portfolio of brands represents record levels for us as a pure-play brand management company, demonstrating the type of growth trajectory we set out to achieve when we began to transform our business model last year. Looking ahead, we believe we are well positioned to both achieve our organic growth targets and to continue to expand our portfolio with the acquisition of new brands, as we aim to be a leading global brand management firm.”

September Year-to-Date 2013 Results:

Total revenue for the nine months ended September 30, 2013 increased to approximately $12.0 million, compared to approximately $3.4 million for the prior year period. The Company’s adjusted EBITDA was approximately $5.1 million, compared to approximately $0.7 million for the nine months ended the prior year and the Company’s non-GAAP net income was approximately $1.4 million, or $0.09 per share, for the nine months ended September 30, 2013, compared to net income of approximately $0.3 million, or $0.12 per share, in the prior year. Net loss on a GAAP basis was approximately $22.0 million for the nine months ended September 30, 2013, or ($1.43) per share, compared to a net loss of approximately $1.8 million, or ($0.74) per share, in the prior year, as the Company incurred certain costs during 2013, both cash and non-cash, that were not representative of the Company’s ongoing business. See tables below for reconciliation of GAAP to non-GAAP measures.

Financial Update:

The Company projects revenue of $28-30 million over the next four quarters. As previously stated, the Company expects revenue for 2013 to be weighted to the fourth quarter due to seasonality in the businesses of many of the Company’s licensees.

Other Company News:

In a separate press release issued this morning, the Company announced that it acquired The Franklin Mint® brand.

Notes:

Management will provide further commentary today, November 4, 2013, on the Company's financial results via a pre-recorded call. These remarks will be available via telephone and webcast replay beginning at approximately 10:00 a.m. ET. To access the pre-recorded comments, please dial (866) 501-1525. Webcast replay will be accessible via the Company's investor relations page at www.sequentialbrandsgroup.com.

See reconciliation tables below for non-GAAP metrics. These non-GAAP metrics may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to U.S. GAAP. Any financial measure other than those prepared in accordance with U.S. GAAP should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP.

About Sequential Brands Group, Inc.

Sequential Brands Group, Inc. (Nasdaq:SQBG) owns, promotes, markets, and licenses a portfolio of consumer brands that presently include The Franklin Mint®, William Rast®, People's Liberation®, DVS®, Heelys®, Caribbean Joe®, Ellen Tracy® and Revo®. Sequential seeks to ensure that its brands continue to thrive and grow by employing strong brand management, design and marketing teams. Sequential has licensed and intends to license its brands in a variety of consumer categories to retailers, wholesalers and distributors in the United States and in certain international territories. For more information, please visit Sequential's corporate website at: www.sequentialbrandsgroup.com. To inquire about licensing opportunities, please email: newbusiness@sbg-ny.com.

Forward-Looking Statements

Certain statements in this press release and oral statements made from time to time by representatives of the Company are forward-looking statements (“forward-looking statements”) that involve risks and uncertainties. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. When used in this press release and in documents referenced herein, forward-looking statements include, without limitation, statements regarding our expectations, beliefs or intentions that are signified by terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions. Such forward-looking statements reflect the Company’s current views with respect to future events, based on what the Company believes are reasonable assumptions; however, such statements are subject to certain risks, uncertainties and other factors. Our actual results may differ materially from those anticipated in any forward-looking statements due to known and unknown risks, uncertainties and other factors. The section entitled “Risk Factors” set forth in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2012, in Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013 and in similar discussions in our other Securities and Exchange Commission filings, discuss some of the important risks, uncertainties and other factors that may affect our business, results of operations and financial condition. The Company’s stockholders are urged to consider such risks, uncertainties and factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved. As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements. The Company is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Sequential Brands Group, Inc.
Gary Klein, Chief Financial Officer
646-564-2577
gklein@sbg-ny.com

ICR

Rachel Schacter/John Rouleau

203-682-8200

Rachel.schacter@icrinc.com

Condensed Consolidated Income Statements:

(in thousands, except earnings per share data)

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Licensing and other revenue	$6,066	$1,341	$12,042	$3,440
Operating expenses	4,487	1,256	12,146	3,865
Income (loss) from operations	1,579	85	(104)	(425)
Other income	(332)	0	(439)	0
Interest expense, net	1,309	226	14,262	560
Income (loss) before income taxes	602	(141)	(13,927)	(985)
Provision for income taxes	466	3	2,730	14
Income (loss) from continuing operations	602	(144)	(16,657)	(999)
Loss from discontinued operations	(1,295)	(363)	(5,261)	(815)
Net Loss	(1,159)	(507)	(21,918)	(1,814)
Noncontrolling interest	(57)	35	(111)	35
Net loss attributable to common stockholders	$(1,216)	$(472)	$(22,029)	$(1,779)
Basic income (loss) per share:
Continuing operations	$0.01	$(0.05)	$(1.09)	$(0.40)
Discontinued operations	(0.06)	(0.15)	(0.34)	(0.34)
Attributable to common shareholders	$(0.05)	$(0.20)	$(1.43)	$(0.74)
Basic weighted average common shares outstanding	22,411	2,400	15,388	2,400
Diluted income (loss) per share:
Continuing operations	$0.00	$(0.05)	$(1.09)	$(0.40)
Discontinued operations	(0.05)	(0.15)	(0.34)	(0.34)
Attributable to common shareholders	$(0.05)	$(0.20)	$(1.43)	$(0.74)
Diluted weighted average common shares outstanding	23,660	2,400	15,388	2,400

Select Balance Sheet Items:

(in thousands)
	Sept. 30, 2013	Dec. 31, 2012
	(Unaudited)

Total Assets	$156,142	$8,977
Total Liabilities	$79,191	$9,025
Total Stockholders’ Equity / (Deficiency)	$76,951	$(48)

(Loss)/Income and EPS Reconciliations:
(in thousands, except earnings per share data)
	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Non-GAAP net income (1)	$1,999	$189	$1,400	$301
GAAP net loss	$(1,216)	$(472)	$(22,029)	$(1,779)
Adjustments:
Loss from discontinued operations (a)	1,295	363	5,261	815
Deal costs (b)	1,454	148	3,824	921
Non-cash income tax related to the amortization of intangibles (c)	466	0	2,730	0
Non-cash interest related to beneficial conversion feature (d)	0	150	11,614	344
Total non-GAAP adjustments	3,215	661	23,429	2,080

Non-GAAP net loss (1)	$1,999	$189	$1,400	$301

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Non-GAAP net income per share (1)	$0.08	$0.07	$0.09	$0.12
GAAP net loss per share	$(0.05)	$(0.20)	$(1.43)	$(0.74)
Adjustments:
Loss from discontinued operations (a)	0.05	0.15	0.34	0.34
Deal costs (b)	0.06	0.06	0.25	0.38
Non-cash income tax related to the amortization of intangibles (c)	0.02	0.00	0.18	0.00
Non-cash interest related to beneficial conversion feature (d)	0.00	0.06	0.75	0.14
Total non-GAAP adjustments	0.13	0.27	1.52	0.86

Non-GAAP net income per share (1)	$0.08	$0.07	$0.09	$0.12

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
GAAP net loss	$(1,216)	$(472)	$(22,029)	$(1,779)
Adjustments:
Interest expense, net	1,309	226	14,262	560
Depreciation and amortization	171	106	394	191
Taxes	466	3	2,730	14
Deal costs	1,454	148	3,824	921
Discontinued operations	1,295	363	5,261	815
Non-cash compensation	329	1	693	3
	5,024	847	27,164	2,504

Adjusted EBITDA (2)	$3,808	$375	$5,135	$725

(1)	Non-GAAP net income / (loss) and non-GAAP net income / (loss) per share are non-GAAP financial measures which represent net income / (loss) excluding discontinued operations, deal costs, and non-cash and/or certain items. The Company believes non-GAAP financial measures are useful in evaluating its financial condition and results of operations

(2)	Adjusted EBITDA is defined as net income / (loss), excluding interest income or expense, income taxes, depreciation and amortization, and excluding discontinued operations, deal costs, and non-cash compensation. The Company believes adjusted EBITDA measures are useful in evaluating its financial condition and results of operations

(a)	Represents the wind down of legacy wholesale and retail businesses

(b)	Represents deal related costs related to the DVS, Heelys, Ellen Tracy, Caribbean Joe and Revo acquisitions

(c)	Represents the non-cash deferred tax liability the company recognizes as it amortizes certain trademarks for tax, but not book purposes

(d)	Represents one-time non-cash interest charges related to the conversion of the Tengram convertible notes to equity